UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 21, 2016

Date of Report (Date of Earliest Event Reported)

SOVRAN SELF STORAGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-13820	16-1194043
(State of Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6467 Main Street

Williamsville, New York 14221

(Address of Principal Executive Offices)

(716) 633-1850

(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Matters

On January 21, 2016, Sovran Self Storage, Inc. (the “Company”), through its operating limited partnership, Sovran Acquisition Limited Partnership (the “Operating Partnership”), completed the acquisition of thirteen (13) unencumbered self-storage properties located in New Hampshire (5), California (4), Texas (3) and Massachusetts (1) for aggregate cash consideration of approximately $186 million. The properties were acquired from a group of related sellers: Calabasas Storage, LLC; 123 Westminster Storage, LLC; Magellan Commercial, LLC; Magellan Slauson, LLC; HSRE Stonebridge South, LP; Stonebridge North, LP; ADV Legendary Property Owner, LLC; Salisbury Storage I, LLC; Heritage Storage I, LLC; Lee Storage I, LLC; HF Storage, LLC; Kingston Self Storage, LLC; and DV Storage, LLC (the “Harrison Street Properties”). The purchase price was funded through draws on the Company’s line of credit, which have been subsequently repaid through proceeds of the Company’s underwritten public offering which closed January 25, 2016.

In addition, between March 16, 2016 and April 11, 2016, the Company, through the Operating Partnership, completed the acquisition of four (4) unencumbered self-storage properties located in California for aggregate consideration of approximately $106 million, $18.6 million of which related to one property that was constructed in 2015. The properties were acquired from a group of related sellers: SCIF Redhill, LLC; SCIF Portfolio II LLC; Magellan Buena Vista, LLC; SCIF PCH LLC; and SCIF Torrance I, LLC (the “Magellan Properties”). The purchase price was funded through draws on the Company’s line of credit.

We are not affiliated with the sellers of the properties, and the purchase prices under the purchase agreements were determined by arm’s-length negotiation with the sellers. We based our determination of the purchase price on the expected cash flow, physical condition, location and tenancies of the properties. After reasonable inquiry, other than as disclosed in the notes to our pro forma financial statements included herein, we are not aware of any material factors relating to the properties that would cause the reported financial information not to be necessarily indicative of future operating results.

Set forth in Item 9.01 are financial statements prepared pursuant to Rule 3-14 of Regulation S-X related to the Harrison Street Properties and the Magellan Properties. Neither the Harrison Street Properties nor the Magellan Properties are individually considered significant within the meaning of Rule 3-14.

Item 9.01.	Financial Statements and Exhibits.

Page

(a) Financial Statements Applicable to Real Estate Properties Acquired

• Report of Independent Auditors	4-5

• Historical Summaries of Revenue and Direct Operating Expenses for the year ended December 31, 2015	6

• Notes to Historical Summaries of Revenue and Direct Operating Expenses for the year ended December 31, 2015.	7-8

(c)	Exhibits

Exhibit No.	Description

23	Consent of Independent Registered Public Accounting Firm	16

Report of Independent Auditors

The Board of Directors and Shareholders of Sovran Self Storage, Inc.

We have audited the accompanying Historical Summaries of Revenue and Direct Operating Expenses (Historical Summaries) of the thirteen self-storage properties (the “Harrison Street Properties”) and the four self-storage properties (the “Magellan Properties”) as described in Note 1 for the year ended December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the Historical Summaries in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the Historical Summaries that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Historical Summaries based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summaries are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Historical Summaries. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Historical Summaries, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Historical Summaries in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Historical Summaries.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses described in Note 1 of the Harrison Street Properties and Magellan Properties for the year ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1 to the financial statements, the Historical Summaries have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in this Form 8-K of Sovran Self Storage, Inc., and are not intended to be a complete presentation of the Harrison Street Properties’ and Magellan Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Buffalo, New York

May 19, 2016

HISTORICAL SUMMARIES OF REVENUE

AND DIRECT OPERATING EXPENSES

ACQUISITION PROPERTIES

	Year ended December 31, 2015
(dollars in thousands)	13 Properties	4 Properties	Total 17 Properties
Revenues:
Rental income	$13,512	$6,598	$20,110
Other operating income	395	56	451

Total operating revenues	13,907	6,654	20,561
Direct Operating Expenses:
Property operations and maintenance	2,896	1,792	4,688
Real estate taxes	1,319	426	1,745

Total direct operating expenses	4,215	2,218	6,433

Revenue in excess of direct operating expenses	$9,692	$4,436	$14,128

See notes to Historical Summaries of Revenue and Direct Operating Expenses.

NOTES TO HISTORICAL SUMMARIES OF REVENUE AND

DIRECT OPERATING EXPENSES

ACQUISITION PROPERTIES

1.	Basis of Presentation

On January 21, 2016, Sovran Self Storage, Inc. (the “Company”), through its operating limited partnership, Sovran Acquisition Limited Partnership (the “Operating Partnership”), completed the acquisition of thirteen (13) unencumbered self-storage properties located in New Hampshire (5), California (4), Texas (3) and Massachusetts (1) for aggregate cash consideration of approximately $186 million. The properties were acquired from a group of related sellers: Calabasas Storage, LLC; 123 Westminster Storage, LLC; Magellan Commercial, LLC; Magellan Slauson, LLC; HSRE Stonebridge South, LP; Stonebridge North, LP; ADV Legendary Property Owner, LLC; Salisbury Storage I, LLC; Heritage Storage I, LLC; Lee Storage I, LLC; HF Storage, LLC; Kingston Self Storage, LLC; and DV Storage, LLC (the “Harrison Street Properties”).

In addition, between March 16, 2016 and April 11, 2016, the Company through the Operating Partnership completed the acquisition of four unencumbered self-storage properties located in California for aggregate consideration of approximately $106 million, consisting of $98.2 million in cash and $7.8 million in Operating Partnership units. The properties were acquired from a group of related sellers: SCIF Redhill, LLC; SCIF Portfolio II LLC; Magellan Buena Vista, LLC; SCIF PCH LLC; and SCIF Torrance I, LLC (the “Magellan Properties” and together with the Harrison Street Properties, collectively referred to as the “Acquisition Properties”), $18.6 million of which related to one property that was constructed in 2015, and that property incurred expenses in excess of revenue of $153,000 in 2015.

Basis of presentation: The accompanying Historical Summaries of Revenue and Direct Operating Expenses (the “Historical Summaries”) for the year ended December 31, 2015 have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Acquisition Properties revenue and expenses. The Historical Summaries have been prepared on the accrual basis of accounting and require management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the period presented. Actual results may differ from those estimates.

2.	Summary of Significant Accounting Policies

Revenue and Expense Recognition: Rental income is recorded when earned. Advertising costs are expensed as incurred and for the year ended December 31, 2015 were $0.2 million.

Other Operating Income: Consists primarily of sales of storage-related merchandise (locks and packing supplies) and insurance administrative fees.

Direct Operating Expenses: Direct operating expenses exclude certain costs that may not be comparable to the future operations of the Acquisition Properties. Excluded items consist of interest expense, depreciation and amortization, certain administrative costs, management fees, and other expenses not related to the future operations of the Acquisition Properties.

Included in direct operating expenses for the 4 properties is rent expense related to a ground lease that was assumed by the Company. Ground lease expense is recognized on a straight-line basis over the term of the lease, and for the year ended December 31, 2015 was $600,000. The lease payment is fixed at $512,722 through June 30, 2018, at which time it will be adjusted by the lesser of the change in CPI as defined in the ground lease, or an appraised rental value. A similar adjustment will also occur at June 30, 2028. The lease terminates on June 30, 2034 and the total future minimum lease payments due under this operating lease are as follows:

2016	$512,722
2017	512,722
2018	512,722
2019	512,722
2020	512,722
2021 and thereafter	6,921,747

Total	$9,485,357

Capital Improvements and Repairs and Maintenance: Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repair and maintenance costs are expensed as incurred.

Income Taxes: The Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended, and will generally not be subject to corporate income taxes to the extent it distributes at least 90% of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying Historical Summaries.

Use of Estimates: The preparation of Historical Summaries in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Historical Summaries and accompanying notes. Actual results could differ from those estimates.

3.	Commitments and Contingencies

The Company’s current practice is to conduct environmental investigations in connection with property acquisitions. At this time, the Company is not aware of any environmental contamination of any of the Properties that individually or in the aggregate would be material to the Company’s overall business, financial condition, or results of operations.

4.	Subsequent Events

The Company evaluated subsequent events through May 19, 2016, the date the financial statements were available to be issued.

SOVRAN SELF STORAGE, INC.

Unaudited Pro Forma Consolidated Financial Information

As of and for the Year Ended December 31, 2015 (unaudited)

The following unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of Sovran Self Storage, Inc. (the “Company”) and the historical financial statements of the 17 properties acquired in 2016, adjusted to give effect to the January 2016 common stock offering and the related indebtedness incurred to finance these transactions. The unaudited pro forma consolidated balance sheet as of December 31, 2015 gives effect to these transactions as if they had occurred on December 31, 2015. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2015 gives effect to these transactions as if they had occurred on January 1, 2015.

The information included in the “Historical Sovran Self Storage, Inc.” column of the unaudited pro forma consolidated balance sheet as of December 31, 2015 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2015 sets forth our historical consolidated balance sheet and statement of operations as of and for the year ended December 31, 2015 which are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2015.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable and factually supportable. These unaudited pro forma financial statements do not purport to represent what the actual results of operations of the Company would have been assuming such transactions had been completed as set forth above nor does it purport to represent the results of operations of the Company for future periods.

You should read the unaudited pro forma consolidated financial statements set forth below in conjunction with the audited and unaudited consolidated financial statements and related notes of the Company included in the SEC filings discussed above.

SOVRAN SELF STORAGE, INC.

Pro Forma Consolidated Balance Sheet

As of December 31, 2015 (unaudited)

		Pro Forma Adjustments
(dollars in thousands, except share data)	Historical Sovran Self Storage, Inc. Note 1	17 Acquisitions Subsequent to December 31, 2015 Note 2		Pro Forma
Assets
Investment in storage facilities:
Land	$480,176	$107,462	[a]	$587,638
Building, equipment and construction in progress	2,011,526	180,604	[a]	2,192,130

	2,491,702	288,066		2,779,768
Less: accumulated depreciation	(465,195)	—		(465,195)

Investment in storage facilities, net	2,026,507	288,066		2,314,573
Cash and cash equivalents	7,032	—		7,032
Accounts receivable	6,805	30	[a]	6,835
Receivable from unconsolidated joint ventures	929	—		929
Investment in unconsolidated joint ventures	62,520	—		62,520
Prepaid expenses	5,431	126	[a]	5,557
Fair value of interest rate swap agreements	550	—		550
Other assets	9,048	3,917	[a]	12,965

Total Assets	$2,118,822	$292,139		$2,410,961

Liabilities
Line of credit	$79,000	$13,347	b d	$92,347
Term notes, net of financing fees	746,650	—		746,650
Accounts payable and accrued liabilities	47,839	355	[a]	48,194
Deferred revenue	7,511	957	[a]	8,468
Fair value of interest rate swap agreements	15,343	—		15,343
Mortgages payable	1,993	—		1,993

Total Liabilities	898,336	14,659		912,995
Noncontrolling redeemable Operating Partnership Units at redemption value	18,171	7,767	[c]	25,938
Shareholders’ Equity
Common stock $.01 par value, 100,000,000 shares authorized	367	26	[d]	393
Additional paid-in capital	1,388,343	269,687	[d]	1,658,030
Dividends in excess of net income	(171,980)	—		(171,980)
Accumulated other comprehensive loss	(14,415)	—		(14,415)

Total Shareholders’ Equity	1,202,315	269,713		1,472,028

Total Liabilities and Shareholders’ Equity	$2,118,822	$292,139		$2,410,961

See notes to unaudited pro forma consolidated financial statements

SOVRAN SELF STORAGE, INC.

Pro Forma Consolidated Statement of Operations (unaudited)

For The Year Ended December 31, 2015

		Pro Forma Adjustments
(dollars in thousands, except share and per share data)	Historical Sovran Self Storage, Inc.	17 Acquisitions Subsequent to December 31, 2015 Note 3	Other Pro Forma Adjustments Note 4		Pro Forma
Revenues:
Rental income	$338,435	$20,110	$—		$358,545
Other operating income	28,167	451	—		28,618

Total operating revenues	366,602	20,561	—		387,163
Expenses:
Property operations and maintenance	81,915	4,688	—		86,603
Real estate taxes	36,563	1,745	—		38,308
General and administrative	38,659	—	—		38,659
Acquisition costs	2,991	—	—		2,991
Operating leases of storage facilities	683	—	—		683
Depreciation and amortization	58,506	—	8,720	[1]	67,226

Total operating expenses	219,317	6,433	8,720		234,470

Income from operations	147,285	14,128	(8,720)		152,693
Other income (expense):
Interest expense	(37,124)	—	(204)	[2]	(37,328)
Interest income	5	—	—		5
Loss on sale of storage facilities	(494)	—	—		(494)
Equity in income of joint ventures	3,405	—	—		3,405

Net Income	113,077	14,128	(8,924)		118,281
Net income attributable to noncontrolling interest	(553)	—	(247)	[3]	(800)

Net income attributable to common shareholders	$112,524	$14,128	$(9,171)		$117,481

Earnings per common share – basic	$3.18				$3.09

Earnings per common share – diluted	$3.16				$3.07

Common shares used in basic earnings per share calculation	35,379,212		2,645,000	[4]	38,024,212
Common shares used in diluted earnings per share calculation	35,600,520		2,645,000	[4]	38,245,520
Dividends declared per common share	$3.20				$3.20

See notes to unaudited pro forma consolidated financial statements

SOVRAN SELF STORAGE, INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements

1.	Historical Sovran Self Storage, Inc.

The Historical Sovran Self Storage, Inc. column reflects the Company’s Consolidated Balance Sheet as and Statement of Operations as of and for the year ended December 31, 2015. During April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which amends the requirements for the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU No. 2015-03 is effective for fiscal years, beginning after December 15, 2015 and interim periods within those fiscal years. The Company adopted the guidance in this ASU during the three-month period ended March 31, 2016. The guidance in this ASU was required to be applied retrospectively to all periods presented and therefore the Company’s Consolidated Balance Sheet as of December 31, 2015 presented herein has been adjusted to conform with the presentation requirements of ASU No. 2015-03. The implementation of this ASU resulted in the reclassification of $3.4 million of debt issuance costs from assets to a reduction of term notes on our December 31, 2015 Consolidated Balance Sheet.

2.	Pro Forma Balance Sheet Adjustments – 17 Acquisitions Subsequent to December 31, 2015

a.	The financial information for the following properties is included in the Unaudited Pro Forma Consolidated Balance Sheet (dollar amounts in thousands).

State	Number of Properties	Square Feet	Date of Acquisition	Purchase Price
California	4	331,836	1/21/2016	$78,750
New Hampshire	5	413,585	1/21/2016	54,225
Massachusetts	1	66,865	1/21/2016	11,375
Texas	3	269,114	1/21/2016	42,050
California	3	326,680	3/16/2016	68,833
California	1	122,210	4/11/2016	36,750

Total	17	1,530,290		$291,983

All of the properties were acquired from unaffiliated third parties. The acquisitions were funded by cash generated from operations, the issuance of common stock, borrowings under the Company’s line of credit, and the issuance of Operating Partnership units. Each of the properties acquired were used by its seller as a self-storage property prior to its acquisition by the Company, and the Company intends to continue the use of all properties for that purpose. The Company’s management determined the contract price through arms-length negotiations, after taking into consideration such factors as: the age and condition of the property; the projected amounts of maintenance costs; anticipated capital improvements; the property’s current revenues; comparable properties competing in the applicable market; market rental rates for comparable properties; the occupancy rate of the property; and the estimated amount of taxes, utility costs, personnel costs and other anticipated expenses.

The assets and liabilities of the 17 properties acquired, which primarily consist of tangible and intangible assets, were measured at fair value on the date of acquisition in accordance with the principles of FASB ASC Topic 820, “Fair Value Measurements and Disclosures” and were accounted for as business combinations in accordance with the principles of FASB ASC Topic 805 “Business Combinations.”

The balance sheet pro forma adjustments reflect the allocation of purchase price to the fair values of the net assets acquired for the 17 properties which occurred subsequent to December 31, 2015. The purchase price of acquired properties is allocated to land, land improvements, building, equipment, and in-place customer leases based on the fair value of each component. The fair values of land are determined based upon comparable market sales information. The fair values of buildings are determined based upon estimates of current replacement costs adjusted for depreciation on the properties. The Company allocates a portion of the purchase price of acquisitions to in-place customer leases which are included in other assets. The fair value of in-place customer leases is based on the rent lost due to the amount of time required to replace existing customers which is based on the Company’s historical experience with turnover at its facilities. Other assets acquired and liabilities assumed in the acquisitions consist primarily of prepaid or accrued real estate taxes and deferred revenues from advance monthly rentals paid by customers. The purchase price allocations are preliminary and may be subject to change.

b.	The Company initially borrowed $283.0 million on its revolving credit facility to fund the acquisitions and subsequently repaid $269.7 million with the proceeds from its January 2016 common stock offering (see Note 2.d), resulting in a net borrowing of $13.3 million to fund part of the purchase price of the 17 properties acquired.

c.	Included in the consolidated balance sheet are noncontrolling redeemable operating partnership units. These represent the outside ownership interests of the limited partners in the Operating Partnership. These unitholders are entitled to receive distributions per unit equivalent to the dividends declared per share on the Company’s common stock. The Operating Partnership is obligated to redeem each of these limited partnership units in the Operating Partnership at the request of the holder thereof for cash equal to the fair market value of a share of the Company’s common stock, at the time of such redemption, provided that the Company at its option may elect to acquire any such unit presented for redemption for one common share or cash. In 2016 the Company issued 69,005 units with a fair value of $7.8 million to fund a portion of the purchase price of four of the 17 Acquisition Properties. The fair value of the Units on the date of issuance was determined based upon the fair market value of the Company’s common stock on that date.

d.	On January 25, 2016, the Company completed the public offering of 2,645,000 shares of its common stock at $105.75 per share. Net proceeds to the Company after deducting underwriting discounts and commissions and offering expenses were approximately $269.7 million. The Company used the net proceeds from the offering to repay a portion of the indebtedness outstanding on the Company’s unsecured revolving credit facility which had been used to initially fund a portion of the acquisiton of the 17 properties.

3.	Pro Forma Statement of Operations – 17 Properties Acquired Subsequent to December 31, 2015

The 17 properties were acquired between January 1, 2016 and April 11, 2016. Therefore, these adjustments reflect the historical revenue and direct operating expenses of the 17 properties acquired based on information provided by the prior owners (the sellers) of the properties, and are shown as if the acquisitions occurred on January 1, 2015. Excluded from this column are additional depreciation and amortization expense, interest expense, and the effect on net income attributable to noncontrolling interest – See Note 4 for adjustments related to these items.

4.	Other Pro Forma Consolidated Statements of Operations Adjustments

The following other pro forma adjustments reflect adjustments related to the acquisition of the 17 properties as if the acquisitions had occurred on January 1, 2015.

1.	Adjustments reflect the additional depreciation and amortization expense resulting from the 17 properties acquired in 2016. The properties will be depreciated on a straight-line basis based upon estimated useful lives, which range from five to 40 years. In-place lease intangible assets will be amortized on a straight-line basis over one year. The purchase price allocations are preliminary and are subject to change.

2.	This pro forma adjustment reflects the additional interest expense as a result of additional net borrowings on the Company’s revolving credit facility to fund a portion of the 17 properties acquired in 2016. The interest rate on the revolving credit facility bears interest at a variable rate equal to LIBOR plus a margin based on the Company’s credit rating. The additional interest expense is based on the average variable rate during 2015 on the Company’s revolving credit facility which was 1.53%.

3.	Net income attributable to noncontrolling interest was adjusted based on the increased number of Operating Partnership units outstanding and increased pro forma net income.

4.	On January 25, 2016, the Company completed the public offering of 2,645,000 shares of its common stock at $105.75 per share. This pro forma adjustment assumes the additional shares were outstanding for all of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOVRAN SELF STORAGE, INC.

By:	/s/ ANDREW J. GREGOIRE Name: Andrew J. Gregoire
Title: Chief Financial Officer

Date: May 19, 2016

EXHIBIT INDEX

Exhibit No.	Description

23	Consent of Independent Registered Public Accounting Firm.